Exhibit 23.3

CONSENT OF Life Cycle Associates

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Solazyme, Inc., and any amendments thereto (the “Registration Statement”), of references to information contained in our calculation of greenhouse gas emissions titled Global Warming Intensity of Solazyme Renewable Diesel Fuels dated February 2009, and any updates to such document[s]. We further consent to the inclusion of this consent as an exhibit to such Registration Statement and to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

By: /s/ Stefan Unnasch

Name:	Stefan Unnasch
Managing Director
Life Cycle Associates, LLC

6 March 2011